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                                                                    Exhibit 99.1

Press Release

Source: Clarent Corporation

                        CLARENT UPDATES FINANCIAL REVIEW

REDWOOD CITY, Calif.--(BUSINESS WIRE)--Oct. 23, 2001--Clarent Corporation (Nasdaq:CLRN - news) said today that the company is continuing its investigation into the previously announced overstatement of historical revenues. The results of this investigation indicate that there have been financial irregularities that materially affect the previously reported results for fiscal year 2000, as well as the first two quarters of fiscal year 2001.

Furthermore, Clarent said that its auditors, Ernst & Young LLP, notified the company that its previously issued report on the company's financial statements for the year ended December 31, 2000 should no longer be relied upon.

Clarent also said that Ernst & Young remains its auditor of record and is assisting with the investigation.

About Clarent

Clarent Corporation (Nasdaq:CLRN - news) is a leading provider of voice solutions for next generation networks. Clarent's solutions enable service providers to deploy a converged network (voice, data and applications). Clarent solutions reduce costs and increase operating efficiencies while delivering innovative new services that allow end users to manage their communications. Founded in 1996, Clarent is headquartered in Redwood City, Calif. and has offices in Asia, Europe, Latin America and North America. For more information please visit www.clarent.com.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including statements about the investigation and its potential outcome and the effect of the investigation on the Company's financial statements. These statements involve risks and uncertainties, including but not limited the effectiveness of the Company's management during the investigation and the Company's ability to successfully achieve acceptable gross margins, retain customers, the ability of customers to pay Clarent, the regional concentration of revenue, ability to retain key employees, as well as uncertainties associated with the future development of the markets for IP-based communications and changes in the global economic market. Certain of these risks and uncertainties are described further in our periodic filings with the SEC.

Trademarks

Clarent, the Clarent logo, Clarent OpenAccess, NetPerformer, DynaStar, Clarent Command Center, Clarent ThroughPacket, Clarent CPG, PowerCell, SkyPerformer, ACTview and ServiceXchange are trademarks or registered trademarks of Clarent Corporation in the United States and other jurisdictions. All other trademarks, registered trademarks and service marks are the property of their respective owners.

Contact:

     Clarent Corporation
     Sarah Johansen, 650/481-2927
     sarah.johansen@clarent.com

           or

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     Burson-Marsteller
     Michael Claes, 212/614-5236
     Michael_claes@nyc.bm.com




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